UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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ALTISOURCE PORTFOLIO SOLUTIONS S.A.

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The following is a transcript of a conference call and live audio webcast held on December 17, 2024 by Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) to discuss the transactions contemplated by a Transaction Support Agreement (the “TSA”) and a commitment letter and term sheet for a $12.5 million super senior credit facility, each of which the Company entered into on December 16, 2024. The transactions contemplated by the TSA are referred to herein as the “Transactions”. Below is a copy of the transcript of the conference call. The transcript has been lightly edited to omit operator instructions and extraneous text.

Event Name: Investor call

Event Date: 2024-12-17T13:30:00 UTC

P: Operator;

C: Michelle Esterman: Altisource Portfolio Solutions SA, Chief Financial Officer

C: William Shepro: Altisource Portfolio Solutions SA, Chairman of the Board, Chief Executive Officer

Operator: Good day and thank you for standing by. Welcome to the Altisource Portfolio Solutions investor call.  [Operator instructions omitted.] Please be advised today’s conference is being recorded.  I would now like to hand the conference over to your speaker today, Michelle Esterman, Chief Financial Officer.  Please go ahead.

Michelle Esterman: Thank you, operator.

We first want to remind you that the Press Release and related slides are available on our website at www.altisource.com. These provide additional information investors may find useful. Our remarks today include forward-looking statements, which involve a number of risks and uncertainties that could cause actual results to differ. Financial projections, scenarios, illustrations, statements relating to the Company’s entry into definitive documentation and consummating the transactions contemplated by the Agreement, as well as the number of shares for which the Stakeholder Warrants may be exercisable are expressly qualified as forward-looking statements and, as with other forward-looking statements, should not be unduly relied upon. In addition to the usual uncertainty associated with forward looking statements, the continuing impacts of government and servicer responses to the COVID-19 pandemic, governmental fiscal policies and current economic conditions make it extremely difficult to predict the future state of the economy and the industries in which we operate, as well as the potential impact on Altisource. Please review the forward-looking statements sections in the Company's Press Release and related slides, as well as the risk factors contained in our 2023 Form 10-K describing some factors that may lead to different results. We undertake no obligation to update statements, financial scenarios, projections and illustrations previously provided or provided herein as a result of a change in circumstances, new information or future events, except as required by law.

The transactions we are discussing today and contemplated by the Transaction Support Agreement and Term Sheet for a Super Senior Credit Facility remain subject to certain terms and conditions, negotiation of, agreement upon and execution of definitive agreements, and necessary shareholder approval.

During this call, we will present both GAAP and non-GAAP financial measures. In our slides, you will find additional disclosures regarding the non-GAAP measures. A reconciliation of GAAP to non-GAAP measures is included in the Appendix to the slides.

Joining me for today’s call is Bill Shepro, our Chairman and Chief Executive Officer. I will now turn the call over to Bill.

William Shepro: Thanks Michelle, and good morning. Turning to Slide 4, I am very pleased that we signed a binding Transaction Support Agreement, or TSA, with lenders holding 99% of the Company’s term loans to exchange, amend and extend our term loan facility and executed a commitment letter and term sheet for a $12.5 million super senior credit facility. Before getting into the specifics, I’d like to highlight the key anticipated benefits of the transactions contemplated by the TSA:

•	It strengthens Altisource’s balance sheet and cash flow
•	It is expected to be accretive to the share price as the reduction in debt exceeds the impact from the issuance of shares to lenders

•	It provides more time for the Company to benefit from the default market’s potential return to a historical, pre-pandemic foreclosure environment and continued development and anticipated growth of our Origination and Real Estate Investor solutions
•	It reduces management, employee and customer distractions
•	It provides the potential for pre-transaction shareholders to increase their ownership interest in the Company as the share price increases

Now to the specifics and Slides 5 and 6. Under the transactions contemplated by the TSA, our term loan debt would be reduced from approximately $231 million to a $110 million term loan and a $50 million non-interest-bearing exit fee which would be paid pro-rata with the repayment of the loan. The interest rate on the $110 million loan and the $12.5 million super senior credit facility would be SOFR plus 650 basis points, or 10.9% today. At today’s SOFR rate, this represents an approximately $18 million per year reduction in cash and PIK interest compared to our current facility. The maturity date under the New Facility would be extended by five years from April 2025 to April 2030.

As part of the consideration for the amendment and extension of the term loan, Altisource would provide its lenders with approximately 57.9 million common shares, representing 63.5% of the fully diluted pro-forma equity of the Company. To provide for the potential for pre-transaction shareholders to increase their ownership interest in the Company as the share price increases, Altisource would also grant warrants to purchase approximately 115 million common shares of Altisource at an exercise price of $1.20 per share to pre-transaction Altisource shareholders, penny warrant holders and restricted stock unit holders, as of a defined record date preceding the transactions. Stakeholders are expected to receive warrants to purchase approximately 3.25 shares of Altisource common stock for each share of or right to common stock held. 50% of the warrants would expire on March 31, 2029 and would require the exercise price to be paid in cash to the Company. The other 50% of the warrants would expire on April 30, 2032 and require net settlement through the forfeiture of shares to the Company for the exercise price.

Slides 7 and 8 provide a summary of anticipated terms for the Credit Facility and the Super Senior Term Loan. Upon the effective date of the Transactions, Altisource would terminate its existing $15 million pari-passu revolver. We anticipate using the Super Senior Term loan for transaction costs and general corporate purposes.

Slide 9 provides an illustrative pro forma Capitalization summary. As you can see from the slide, the Company’s outstanding debt obligations would decline by $58 million and cash would increase by $6.3 million, which represents the estimated unused portion of the super senior credit facility after estimated transaction costs and the OID. We have assumed that the market cap increases by the sum of these two amounts. We believe the transaction should be accretive to pre-transaction shareholders as the benefit from the reduction in the principal balance of the term loan and increase in cash exceeds the impact from the grant of new equity to lenders.

Slide 10 provides leverage ratios and debt service coverage ratios at various Adjusted EBITDA levels. As you can see, these metrics are considerably better following the contemplated transactions than today. These metrics should improve further as net debt declines from excess cash flow and proceeds received from the cash exercise of Stakeholder Warrants.

We also believe the transaction should be accretive to pre-transaction shareholders in the medium to longer term. As you can see on the illustration on Slide 11, should the Company grow its Adjusted EBITDA and Altisource’s share price move higher, the intrinsic value of the warrants issued to pre-transaction shareholders should increase. As these warrants are exercised for common shares, the pre-transaction shareholders’ ownership interest in Altisource increases, and their returns improve.

By way of example, if Altisource’s share price were to be $1.93 per share and the pre-transaction shareholders and RSU holders exercised their warrants at this share price, the pre-transaction shareholders would increase their ownership interest of Altisource from 33% to 58%. At this share price, the pre-Transaction shareholders would have generated a 485% return compared to the closing share price on December 13.

Turning to Slide 12 and Next Steps. As I mentioned earlier, elements of the contemplated Transaction require shareholder approval. We plan to file the proxy for approval of the transaction and additional related proposals soon. We currently anticipate closing the transactions by the end of the first quarter of 2025.

As we look to our future and Slide 13, we are focusing on growing and diversifying our revenue streams and customer base. We intend to maintain our efforts to deliver and grow our default related services. However, given the state of the default market and to become a more balanced Company, we also plan to increase our focus on our businesses that are less reliant on the default market. These businesses include origination solutions, construction risk management and home renovations. We are also evaluating extending certain of our residential capabilities to the commercial real estate and lending markets.

Moving to Slide 14 - We have come a long way since 2021, when we used $60.4 million of net cash for operations. Annualizing our cash used for operations through September 2024, we have improved our operating cash flow by more than $55 million over the three-year period. We have accomplished this by reducing costs and growing sales wins during an extremely challenging multiyear environment for the residential default mortgage services industry. We believe the transaction we announced today represents a balanced solution to the benefit of our lenders and pre-transaction shareholders. It should put the Company on a much stronger financial footing and give us additional time to execute our turnaround plan by removing the April 2025 refinancing risk, improving Altisource’s balance sheet and eliminating a major distraction for Altisource’s team, shareholders and customers. I’d like to thank our lenders, shareholders, customers and employees for their support.

Operator, we can now open up the call for questions.

Operator: Thank you, ladies and gentlemen if you have a question or comment at this time, please press * 1 1 on your telephone.  If your question has been answered and you wish to remove yourself from the queue, please press * 1 1 again.  We’ll pause for a moment while we compile our Q&A roster.

Again, ladies and gentlemen, if you have a question or a comment at this time, please press * 1 1 on your telephone.

And I’m not showing any questions at this time, I’d like to turn the call back over to Bill.

William Shepro: Great. Thank you, operator.  We’re pleased to have negotiated a transaction that we believe is in the best interest of all our stakeholders. Thanks for joining us today.

Operator: Thank you ladies and gentlemen. This does conclude today’s presentation. You may now disconnect.

* * *

Forward-Looking Statements

This communication contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include all statements that are not historical fact, including statements that relate to, among other things, future events or our future performance or financial condition, including without limitation, statements relating to the Company’s entry into and the terms of the definitive documents relating to the transactions contemplated by the TSA (as defined in this communication) described and consummating the Transactions, as well as the number of shares for which the Stakeholder Warrants may be exercisable. These statements may be identified by words such as “anticipate,” “intend,” “expect,” “may,” “could,” “should,” “would,” “plan,” “estimate,” “seek,” “believe,” “potential” or “continue” or the negative of these terms and comparable terminology. Such statements are based on expectations as to the future and are not statements of historical fact. Furthermore, forward-looking statements are not guarantees of future performance and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the risks discussed in Item 1A of Part I “Risk Factors” in our Form 10-K filing with the Securities and Exchange Commission, as the same may be updated from time to time in our Form 10-Q filings. We caution you not to place undue reliance on these forward-looking statements which reflect our view only as of the date of this report. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, risks related to the COVID-19 pandemic, customer concentration, the timing of the anticipated increase in default related referrals following the expiration of foreclosure and eviction moratoriums and forbearance programs, the timing of the expiration of such moratoriums and programs, and any other delays occasioned by government, investor or servicer actions, the use and success of our products and services, our ability to retain existing customers and attract new customers and the potential for expansion or changes in our customer relationships, technology disruptions, our compliance with applicable data requirements, our use of third party vendors and contractors, our ability to effectively manage potential conflicts of interest, macro-economic and industry specific conditions, our ability to effectively manage our regulatory and contractual obligations, the adequacy of our financial resources, including our sources of liquidity and ability to repay borrowings and comply with our debt agreements, including the financial and other covenants contained therein, as well as Altisource’s ability to retain key executives or employees, behavior of customers, suppliers and/or competitors, technological developments, governmental regulations, taxes and policies, and the risks and uncertainties related to completion of the Transactions described in this communication and contemplated by the TSA on the anticipated terms or at all, including the negotiation of and entry into the definitive agreements and the satisfaction of the closing conditions of such definitive agreements, including obtaining the required shareholder approvals. Any financial projections and scenarios contained in this communication are expressly qualified as forward-looking statements and, as with other forward-looking statements, should not be unduly relied upon. We undertake no obligation to update these statements, scenarios and projections as a result of a change in circumstances, new information or future events, except as required by law.

Additional Information and Where to Find It

Altisource intends to file a proxy statement (the “Proxy Statement”) with the SEC in connection with its solicitation of proxies for its Extraordinary General Meeting of Shareholders (the “Extraordinary Meeting,”) and Special General Meeting of Shareholders (the “Special Meeting,” and together with the Special Meeting, the “Meetings”). The definitive version of the Proxy Statement will be made available to Altisource’s shareholders. ALTISOURCE’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Stockholders may obtain the Proxy Statement, any amendments or supplements to the proxy statement and other documents as and when filed by Altisource with the SEC without charge from the SEC’s website at www.sec.gov or from the Investor Relations section of Altisource’s website at https://ir.altisource.com/financial-information.

Participants in the Solicitation

Altisource, its directors and its executive officers may, under SEC rules, be deemed to be participants in connection with the solicitation of proxies from Altisource’s shareholders with respect to the matters to be considered at the Meetings. Information regarding Altisource’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in Altisource’s proxy statement for its 2024 annual meeting of shareholders (the “Annual Meeting Proxy Statement”), which was filed with the SEC on April 17, 2024. Additional information about the interests of our directors and executive officers in the Transactions will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the proposed Transactions (if and when they become available).